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                                                                     EXHIBIT 21

                                MANOR CARE, INC.
                           SUBSIDIARIES OF THE COMPANY

    The following list sets forth the principal subsidiaries of the Company and the place of their incorporation. Except as otherwise noted, all of these subsidiaries are directly or indirectly wholly-owned by the Company.

    l. ManorCare Health Services, Inc., a Delaware corporation - includes 56 active omitted subsidiaries operating in the United States.

    2.   Four Seasons Nursing Facilities, Inc., a Delaware corporation.

    3. Vitalink Pharmacy Services, Inc., a Delaware corporation, of which the Company owns approximately 51% of the Common Stock - includes 3 active omitted subsidiaries operating in the United States.

    4. In Home Health, Inc., a Minnesota corporation, of which the Company effectively controls approximately 63% of the voting capital stock.

    5.   MNR Finance Corp., a Delaware corporation.

    6.   Community Hospital of Mesquite, Inc., a Texas Corporation